Exhibit 10.2
COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate for Directors
     This Restricted Stock Unit Certificate evidences the grant by Cousins Properties Incorporated (“CPI”) of an award (“Award”) of restricted stock units (“Restricted Stock Units”) to the director named below (“Director”) pursuant to CPI’s 2005 Restricted Stock Unit Plan (the “Plan”). All of the terms, conditions and definitions set forth in the Plan are incorporated in this Certificate, and this Award is subject to all of the terms and conditions set forth in the Plan and in this Certificate.
Terms and Conditions
§1 Name of Director: _____________________.

§2 Grant Date. The Grant Date is _____________________.

§3 Number of Units. The Restricted Stock Unit grant is _________units. The value of each unit is equal to the Fair Market Value of one share of common stock of CPI (“Stock”) as of the date payment is due under the Plan.

§4 Vesting and Forfeiture. This Award shall vest with respect to 25% of the Restricted Stock Units on each anniversary of the Grant Date until it is 100% vested; provided Director has continuously served as a director of CPI through the applicable anniversary date. In addition, Director shall vest with respect to 100% of the Restricted Stock Units (a) if Director’s service as a member of CPI’s board of directors terminates by reason of death or (b) upon a Change in Control. If Director’s service as a member of CPI’s board of directors terminates other than by reason of Director’s death prior to complete vesting of the Restricted Stock Units, the Restricted Stock Units not vested as of such termination of service shall be forfeited and expire immediately and automatically.

§5 Individual Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Director’s Restricted Stock Units. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

§6 Cash Dividends. If a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock while an Award is outstanding, CPI shall pay Director an amount in cash for each Restricted Stock Unit subject to an outstanding Award equal to the cash dividend paid on a share of Stock as soon as practical after the date of the payment of the cash dividend, but in no event later than 2 1/2 months after the calendar year in which the cash dividend is paid; provided, however, the right of

Director to receive this cash payment shall be forfeited if Director terminates service as a director for any reason (except death) before the dividend payment date.

§7 Distribution of Payment Represented by Units. Payment of vested Restricted Stock Units shall be made in a single payment in cash as soon as practicable after the Restricted Stock Units vest, but in no event later than 2 1/2 months after the calendar year in which vesting occurs. In the event of the Director’s death, payment of the vested Restricted Stock Units shall be made to the Director’s Beneficiary in a single payment as soon as practicable after the Director’s death, but in no event later than 2 1/2 months after the calendar year in which the Director dies.

§8 Nontransferability and Status as Unsecured Creditor. Director shall have no right to transfer or otherwise assign Director’s interest in any Restricted Stock Units. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

§9 No Shareholder Rights. Director shall have no rights as a shareholder of CPI as a result of this Award.

§10 Amendment and Termination. The Plan and this Award may be modified and/or terminated as set forth in the Plan.

§11 Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

Cousins Properties Incorporated
By:	/s/
Name:
Title: